For Release:   IMMEDIATELY

Contact:       JAMES HYMAN, PRESIDENT        (908) 730-7630    PRESS RELEASE
               ADRIAN MADONIA, JR            (908) 788-9660
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            UNITY BANCORP, INC. RELEASES FOURTH QUARTER 1996 EARNINGS

CLINTON, NEW JERSEY, FEBRUARY 11, 1997...UNITY BANCORP, INC. (AMEX: UBI), parent of First Community Bank, reported an increase of 102.7% in fourth quarter earnings to $415.1 thousand from $204.8 thousand one year earlier. Respective earnings per share for the two periods grew 47.1% to $.25 form $.17.

Full year operating income, excluding non-recurring charges, rose 26% to $1.267 million as compared to $1.005 million in 1995. Operating earnings per share in 1996 rose to $.89 form $.83 in 1995.

Net income for 1996 was reduced by a congressionally mandated, one-time charge during the third quarter of $370,000 to help recapitalize the Savings Association Insurance Fund. Net income for 1996, including the charge, was $1.044 million or $.17 per share.

Total assets at year end 1996 were up 41.8% to $172.7 million, from the 1995 total of $121.8 million. During the same period, total deposits grew 38.3% to $153.6 million, from $111.8 million, and net loans jumped 65.7% to $96.9 million from $58.5 million.

Total equity at year end had grown to $18 million, a 112% increase over the $8.5 million reported on year earlier.

UNITY BANCORP, INC.'s Chairman and Chief Executive Officer, Robert Van Volkenburgh, noted the continuing growth of the corporation's assets and earnings as indicative of the strong trends achieved by the organization in recent years. "The grand opening of our Client Headquarters, along with the establishment of new, full-service bank branches in Scotch Plains and Union, enhanced our market presence in the Central Jersey corridor. The incredible success of our Capital Offering late in 1996 has now provided the means to continue our expansion plans into 1997."

Application is currently pending for a new full-service office on North Wood Avenue, Linden, NJ. "We anticipate approval shortly", continued Mr. Van Volkenburgh, "and we plan to open in a temporary facility during March with the permanent office completed by the beginning of the third quarter."

The Bank expanded its product lines with the January 1997 introduction of a residential mortgage banking division, and a new commercial finance product for small businesses to provide cash for their accounts receivable; named "Cash Flow Manager". "The mortgage division rounds out consumer credit services provided by the Bank", stated UNITY BANCORP, INC.'s President, James Hyman, "while "Cash Flow Manager" is a strong compliment to our commercial lending effort by enabling small businesses to increase cash in a way that was previously reserved for larger companies." As a Preferred SBA Lender in New Jersey, Pennsylvania, New York and Delaware, First Community has direct access to government guaranteed loans to assist in financing small business expansion. With "Cash Flow Manager" a new financial tool can help these same companies meet the financial demand of expanding even further.

UNITY BANCORP, INC.'s subsidiary, First Community Bank (AMEX: UBI) is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its five branches located in North Plainfield, Flemington, Springfield, Scotch Plains and Union, New Jersey.